Exhibit 10.66

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of June 23, 2003 between Media Arts Group, Inc., a Delaware corporation (the “Company”) and Eric Halvorson (“Executive”).

WHEREAS, the Company desires to employ Executive as an employee and officer of the Company, and Executive desires to serve as an employee and officer of the Company, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the parties hereby agree as follows:

1.                                       Employment and Term.  The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.  The parties agree that the term of employment of Executive by the Company pursuant to this Agreement (the “Contract Term”) shall commence on June 23, 2003 (the “Start Date”) and shall end on December 31, 2005, unless earlier terminated as provided herein (the final date of Executive’s employment, under any circumstances, shall be referred to herein as the “Completion Date”; the actual period of Executive’s employment from the Start Date until the Completion Date shall be referred to herein as the “Employment Period”).

2.                                       Position and Duties.  During the Employment Period, the Company shall employ Executive as President; provided that if the executive serving as Chief Executive Officer on the Start Date ceases to serve as the Chief Executive Officer at any time during the Employment Period, the Company shall employ Executive as Chief Executive Officer; provided, further, that Executive may have such other titles in addition to or in lieu thereof as the Company and Executive may mutually agree.  When employed as President, Executive shall report to the Chief Executive Officer of the Company, and when employed as Chief Executive Officer, Executive shall report to the Board of Directors.  During the Employment Period, Executive shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder.  Executive’s duties shall be such duties as are assigned to him by the Board of Directors (and the Chief Executive Officer during the period Executive is employed as President), consistent with the powers and duties provided for the President or Chief Executive Officer, as applicable, in the Company’s By-Laws.  Executive shall perform his duties at the Company’s offices in Morgan Hill, California.  During the Employment Period, Executive shall devote his full business time, attention and effort to the affairs of the Company and its subsidiaries; provided, however, that Executive may engage in charitable, civic or community activities to the extent that such activities do not materially interfere with his duties hereunder, and Executive may serve as a director of any other corporation or other entity only with the consent of the Board of Directors and on the condition that Executive does not devote a material amount of time to such service or participate in the management or operation of such entity; provided, further, that Executive may continue to serve on the boards of directors of Salem Communication and Intuitive Surgical through the 2004 annual meetings of such companies, and thereafter may serve as a director of such companies only with the consent of the Board of Directors of the Company.  Executive agrees to comply with the provisions of the Company’s employee handbook, as it may be revised from time to time during the Employment Period; provided, however, that if there is a conflict between the terms of the handbook and this Agreement, this Agreement will control.  If any provision of the handbook is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of this Agreement.

3.                                       Compensation and Benefits.

3.1                                 Base Salary.  During the Employment Period, the Company shall pay to Executive a base salary (the “Base Salary”) at the rate of (i) from the Start Date to December 31, 2003, $350,000 per annum, (ii) from January 1, 2004 to December 31, 2004, $400,000 and (iii) from January 1, 2005 and thereafter, $425,000.  Executive’s Base Salary shall be paid to him according to the regular payroll schedule utilized by the Company with respect to salary payment of the other executives of the Company.  The Company shall deduct from all amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with Executive’s W-4 on file with any, as well as any other authorized deductions.  In the event Executive receives any benefits under the Company’s long term disability plan or policy during the Employment Period, any Base Salary accrued during the Employment Period shall be reduced by the amount of the benefits received.

3.2                                 Payment on Signing.  The Company shall pay to Executive $50,000 upon execution of this Agreement by Executive and approval of this Agreement by the Board of Directors.  If, on or before December 31, 2003, Executive’s employment is terminated by the Company for Cause or by Executive for other than Good Reason, Executive shall repay such $50,000 (with interest calculated at the prime rate) within five days after the date of termination.

3.3                                 Bonus Plan.  Commencing with the fiscal year starting January 1, 2004, Executive will be eligible for a bonus potential of up to 60% of Base Salary per year under the Company’s Discretionary Management Incentive Bonus Program, contingent upon achievement of set performance goals to be established by the Compensation Committee of the Board of Directors of the Company.

3.4                                 Participation in the Stock Option Plan.  (a) The Company will grant to Executive options to purchase a total of 100,000 shares of Media Arts Group, Inc. common stock under the Company’s 2002 Stock Incentive Plan (the “Stock Option Plan”) at an exercise price equal to the fair market value of the shares on the date of grant.  The options shall have a term of ten (10) years and shall vest at the rate of 33,334 on the date of grant, 33,333 on the first anniversary of the date of grant and 33,333 on the second anniversary of the date of grant, and any unvested options shall immediately vest and be exercisable upon a change of control of the Company (as defined in the Stock Option Plan).  The other terms of the options shall be no less advantageous to Executive than currently in place for executive employees generally.  Such options shall be treated as “incentive stock options” under section 422 of the Internal Revenue Code to the maximum extent permitted under the applicable limitations.

(b) Commencing January 1, 2004, Executive shall be eligible to receive stock options in accordance with the Long Term Incentive Plan established and approved by the Compensation Committee of the Board of Directors of the Company.

3.5                                 Employee Benefits. Except as otherwise provided in this Agreement, during the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit plans generally available to regular, full-time salaried employees of the Company and any nonqualified deferred compensation plans generally available to executives and officers of the Company (such benefits being hereinafter referred to as the “Employee Benefits”).  As a supplement to the standard benefits package, Media Arts Group, Inc. will pay the employee portion of Executive’s benefit contribution for whatever coverage (including family coverage) that he elects under the Company’s Employee Benefit plans.  Executive’s participation in the Employee Benefits shall be subject to the terms and conditions of the Employee Benefits including, without limitation, the Company’s right to amend or terminate the Employee Benefits at any time and without notice to participants.  During the Employment Period, the Company will pay for Executive’s dues (but not membership fees) for one health club and one appropriate country club; provided that the total of such dues does not exceed $500 per month.

3.6                                 Employee Art Purchase and Art Bonus Credit Program Enhancement.  During the Employment Period, Executive shall be entitled to participate in the Employee Art Purchase and Art Bonus Credit Program (the “Art Program”).  In addition, during the Employment Period, the Company will provide Executive with an enhancement of the Art Program as follows: (a) Executive shall be entitled to receive, on the Start Date and each anniversary thereof (provided he is actively employed on that date) four (4) lithographs of such selection as permitted within and under the terms of the Art Program, at no cost to Executive; and (b) Executive shall receive ten thousand (10,000) Art Bonus Credits upon execution of this Agreement by both parties, subject to use as permitted within and under the terms of the Art Program.

3.7                                 Automobile Expense Reimbursement.  The Company shall pay Executive an automobile allowance of $1,000.00 per month for the Employment Period.

3.8                                 Flexible Time Off/Vacation.  Executive shall be entitled to FTO accrued at the rate applicable to executives of the Company, to be used in accordance with the FTO policy applicable to executives of the Company as in effect from time to time.  Executive agrees to advise the Board of Directors (or, during the time Executive is employed as President, the Chief Executive Officer) of his anticipated vacation dates within a reasonable period, and such vacation dates shall be subject to approval by the Board of Directors (or Chief Executive Officer during the time Executive is employed by as President).

3.9                                 Cellular Telephone.  The Company agrees to provide Executive with a cellular telephone of the Company’s selection, and to pay normal and customary expenses for the business use of the telephone during the Employment Period.

3.10                           Life Insurance Enhancement.  The Company will provide Executive with an enhancement of the group term life insurance and supplemental group term life insurance plans generally made available to Company employees as follows:  The Company agrees to pay the premiums for an individual term life insurance policy for Executive, with a death benefit of one million dollars ($1,000,000), during the Employment Period.  Executive understands and agrees that, at the end of the Employment Period, the Company’s obligation to pay premiums for this term life policy shall cease; that he may elect, subject to the terms of the policy, to assume responsibility for such premiums in the event he desires to continue that term life coverage; and

that, if he does not assume payment of said premiums, his term life insurance will cease as of the Completion Date.

3.11                           Expense Reimbursement.  During the Employment Period, the Company shall reimburse Executive, in accordance with the Company’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

3.12                           Living Expenses. The Company agrees to pay Executive’s reasonable, duly documented travel, meal and lodging expenses for travel to and from Morgan Hill, and for lodging and meals in Morgan Hill, during the period commencing on the Start Date and ending on the date Executive he relocates to Morgan Hill (but not later than December 31, 2003).  Such expense reimbursements will be grossed up to cover any related taxes if such payments are deemed taxable income to Executive.

3.13                           Relocation.  Executive shall relocate to the Morgan Hill/Bay Area not later than December 31, 2003.  The Company will reimburse Executive for the standard and reasonable costs of relocating Executive and his family to the Morgan Hill/Bay Area.  This will include the transportation of household goods, standard fees and commissions related to the sale of Executive’s current home (up to 6%) and the reasonable closing costs associated with the purchase of a new home.  The relocation expense reimbursements will be grossed up to cover any related taxes.

4.                                       Termination.

4.1                                 Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death.  If the Company determines in good faith that the Disability of Executive has occurred (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive, provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of his duties.  For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which renders Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company.  The Company reserves the right, in good faith, to make the determination of Disability under this Agreement based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

4.2                                 Termination by Company for Cause.  (a) The Company may terminate Executive’s employment for Cause.  For purposes of this Agreement, “Cause” shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that Executive has engaged in or committed:  willful misconduct; gross negligence; theft, fraud or other illegal conduct; refusal or unwillingness to perform his duties; sexual harassment; conduct which reflects adversely upon, or making any remarks disparaging of, Thomas Kinkade, the Company, its Board, officers, directors, advisors or employees or its affiliates or subsidiaries; insubordination; any willful act that is likely to have the effect of injuring the reputation, business or a business relationship of the Company; conduct or behavior that is immoral; any violation of any fiduciary duty; substandard performance; violation of any duty of loyalty; failure to relocate to the Morgan Hill/Bay area within the time frame set forth in Section 3.12 of this Agreement; and breach of any other term of this Agreement; provided, however, that Cause shall not include any failure by Executive to perform any specific duties if such performance is subject to the existence of or satisfaction of conditions, or the occurrence of events, that are not within Executive’s control.

(b)  Any termination for Cause shall be authorized by the Board of Directors.  Executive shall be given written notice by the Company of the intention to terminate his employment hereunder for Cause (a “Cause Notice”).  Each Cause Notice shall state the particular action(s) or inaction(s) giving rise to termination for Cause.  If the basis for such termination is one that is capable of being cured, Executive shall have thirty (30) days after receipt of the Cause Notice to cure the particular action(s) or inaction(s). If Executive effects a cure to the satisfaction of the Board of Directors, exercised in their good faith reasonable business judgment, the Board of Directors shall provide written notice of the rescission of the Cause Notice, and it shall be of no further force or effect.  If the basis for termination is not one that is capable of being cured, the Cause Notice shall serve as the Notice of Termination and the termination date specified therein shall be the Completion Date for all other purposes of this Agreement.

4.3                                 Other than Cause or Death or Disability or Good Reason.  Either the Company or Executive may terminate Executive’s employment at any time, with or without Cause or Good Reason, upon 30 days’ written notice.

4.4                                 Termination by Executive for Good Reason.  Executive shall be entitled to terminate his employment hereunder for Good Reason.  “Good Reason” shall mean any one or more of the following: (i) any failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within thirty (30) days after receipt by the Company of notice from Executive of such noncompliance; or (ii) the assignment to Executive by the Company of a significant amount of duties inconsistent in a material respect with Executive’s position (including titles and reporting responsibilities), authority, duties or responsibilities or any other action which results in a significant and material diminution in such position, authority, duties or responsibilities, unless remedied by the Company within thirty (30) days after receipt of notice thereof given by Executive; or (iii) any failure or refusal of a successor to the Company or the purchaser of all, or substantially all, of the assets of the Company, to assume the Company’s obligations under this Agreement.

4.5                                 Notice of Termination.  Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8 hereof.  “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

4.6                                 Completion Date.  “Completion Date” shall mean (i) if Executive’s employment is terminated because of death, the date of Executive’s death; (ii) if Executive’s employment is terminated for Disability, the date provided pursuant to Section 4.2 herein; (iii) if Executive’s employment is terminated for Cause, or for Good Reason, or for any other reason other than death or Disability, the date specified in the Notice of Termination; and (iv) if no other termination of Executive’s employment occurs prior to the expiration of the Contract Term, December 31, 2005.

5.                                       Compensation Upon Termination.

5.1                                 Death or Disability.  If Executive’s employment is terminated by reason of Executive’s death or Disability, this Agreement shall terminate without further obligations to Executive or his legal representatives under this Agreement, other than for (a) payment of the sum of (i) Executive’s Base Salary through the date of termination to the extent not theretofore paid (excluding the Non-Extension Amount) and (ii) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to Executive or his estate or beneficiary, as applicable, in a lump sum in cash upon termination; and (b) payment to Executive or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans.

5.2                                 Cause.  If Executive’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Executive other than for the timely payment of Accrued Obligations.  If it is subsequently determined that the Company did not have Cause for termination under Section 4.2, then the Company’s decision to terminate shall be deemed to have been made under Section 4.3 and the amounts payable under Section 5.3 shall be the only amounts Executive may receive for his termination.

5.3                                 Termination for Other than Cause or Death or Disability.  If the Company terminates Executive’s employment for other than Cause or death or Disability, or if Executive terminates his employment for Good Reason, this Agreement shall terminate without further obligations to Executive other than (a) the timely payment of Accrued Obligations and (b) payment to Executive of Executive’s Base Salary for the remainder of the Contract Term (but in no event less than one year’s Base Salary, even if there is less than one year remaining under the Contract Term at the time of termination); and (c) payment to Executive of any bonus payments under Section 3.3 of this Agreement, prorated to the date of termination, subject to achievement of the applicable metrics and qualitative assessment of Executive’s performance by the Board of Directors (less standard withholdings and other authorized deductions).  The payments in clause (b) of this Section 5.3 shall exclude the Non-Extension Amount, shall be less standard withholdings and other authorized deductions and shall be made in a lump sum payment at the time of termination.

5.4                                 Termination by Executive for Other than Good Reason.  If Executive terminates Executive’s employment for any reason other than Good Reason, this Agreement shall terminate without further obligations to Executive other than (a) the timely payment of Accrued Obligations and (b) payment to Executive of any bonus payments under Section 3.3, prorated to the date of termination, subject to achievement of the applicable metrics and qualitative assessment of Executive’s performance by the Board of Directors (less standard withholdings and other authorized deductions).

5.5                                 Extension/Non-Extension of Agreement.  No less than ninety (90) days prior to December 31, 2005, the Company shall give notice to Executive if it is interested in extending or renewing the Agreement or entering into a successor agreement for Executive’s services.  The parties hereby agree that, if both parties are interested in extending or renewing the Agreement or entering into a successor agreement for Executive’s services, they will engage in good faith negotiation of such terms.  In the event one or both party(ies) is not interested in extending or renewing the Agreement or entering into a successor agreement for Executive’s services, Executive agrees that he will nonetheless complete the Contract Term to the best of his abilities and will be entitled to all of and only the compensation provided for in this Agreement and additional compensation and/or benefits, if any, in accordance with the terms of the plans and programs of the Company then in effect.

If the contract is not renewed at the end of the Contract Term, Executive will receive a lump sum severance payment as soon as practicable following the termination of employment equal to one year of Base Salary, plus continued participation for Executive (and his family) for a period of one year in the Company’s welfare benefit plans, including without limitation medical, dental, vision, life insurance, and disability insurance plans (provided, however, that if Executive is not entitled to continue to participate in such plans under applicable law or plan terms, the Company shall reimburse Executive for the cost of obtaining such coverage for Executive (including his family)) (such lump sum payment and the continuation or reimbursement of benefit plans being referred to herein as the “Non-Extension Amount”).

6.                                       Exclusive Remedy.  Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination or non-renewal of his employment and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

7.                                       Arbitration.   (a) Executive recognizes that disputes may arise between Executive and the Company during or following Executive’s employment with the Company that the two parties may be unable to resolve.  By agreeing to this Agreement and the arbitration provisions contained herein, Executive anticipates gaining the benefits of a speedy, relatively inexpensive and impartial dispute-resolution procedure, while recognizing that he is foregoing resort to a court of law and resolution by a judge or jury.

(b) The Company and Executive agree to submit to final and binding arbitration all claims, disputes and controversies arising out of, relating to or in any way associated with this Agreement and Executive’s employment or his termination (“Claims”) that Executive may have against the Company (or its affiliates, or their officers, directors, employees or agents in their capacities as such), and all Claims that the Company may have against Executive.  Claims include, but are not limited to: wage and benefits claims; contract claims; personal injury claims; tort claims; defamation claims; claims for employment discrimination based on age, sex, race, national origin, color, religion, disability (perceived or actual), medical condition, marital status and sexual orientation; claims for harassment, including sexual harassment; and claims for violation of any federal, state, local or other governmental law, constitution, statute, regulation or ordinance.  Only the following claims are excluded from this Agreement: (1) Claims by Executive for workers’ compensation, unemployment compensation or state disability benefits, and claims based upon any pension or welfare benefit plan the terms of which contain an arbitration or other non-judicial dispute resolution procedure and (2) Claims which are not permitted by applicable law to be subject to a binding pre-dispute arbitration agreement.  Even though the Company and Executive agree to arbitrate the merits of all Claims, Executive understands that Executive still has the right to file complaints or charges regarding his employment with the appropriate government agencies.

(c) Te Company and Executive agree that the complaining party must give written notice of any Claim to the other party, such that the other party receives notice of the Claim within the applicable statute of limitations for such Claim(s) as specified under the applicable law.  Failure to provide timely notice of Claims shall render those Claims waived, and any such Claims shall be forever extinguished.  The notice shall identify and describe all claims asserted and the facts upon which the claims are based, and shall be personally delivered to the other party or sent to the other party by certified or registered mail, return receipt requested.  Written notices shall be sent a provided in Section 8.

(d) Each party to the arbitration may represent itself/himself or may be represented by a licensed attorney.  Executive and the Company agree that, except as otherwise provided in this Agreement, any arbitration shall be in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes, except as modified herein, before a single Arbitrator, who is an attorney, experienced labor and employment arbitrator or is a retired judge (the “Arbitrator”).  The Arbitrator must be a resident of, or have an office in, the San Francisco Bay Area.  The arbitration shall take place in the County of Santa Clara, California.  Within 60 days after notice is served, the Executive must file a written Demand for Arbitration with the Company.  Failure to file a timely demand for arbitration shall render all late noticed Claims waived and forever extinguished.  The parties may select any mutually agreeable, qualified Arbitrator as defined in the Arbitration Procedures section of this Agreement.  In the event that the parties are unable to agree upon an arbitrator, the Company will secure a list of labor and employment law arbitrators in the San Francisco Bay Area from JAMS.  The parties will alternatively strike names off the list until an arbitrator is chosen.  The first party to strike a name from the list will be chosen by lot.  A primary purpose of the parties’ agreement is to resolve disputes quickly and efficiently.  The parties authorize the Arbitrator to impose reasonable restrictions on the proceedings, including the length of the hearing and the appropriate limits on discovery, in order to achieve this purpose.  At least 30 days before the arbitration, the parties must exchange lists of all witnesses and copies of all exhibits intended to be used at the arbitration.  Failure to do so will result in the inability to use any omitted witness or document at the arbitration unless the Arbitrator, for good cause shown, excuses the omission.  In deciding the legal issues related to any Claim and determining an appropriate legal or equitable remedy, the Arbitrator shall apply the law of the State of California.  The Arbitrator shall have exclusive authority to resolve any dispute relating to the arbitrability of any Claim or matter, or the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable.  The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and shall entertain and promptly rule on any motions to dismiss, motions for summary judgment or summary adjudication and motions in limine.  Absent the Agreement of the parties, the Arbitrator shall apply the California Rules of Civil Procedure applicable to any such motion.  When the Company’s rules or policies are at issue, the Arbitrator shall have no power to alter, amend or change any Company rule or policy, but shall only determine whether they have been violated as alleged.  Past practice of the Company in interpreting or applying its rules or policies may be relevant evidence, but shall not be used to effect any modification of the terms of the Company’s rules or policies.  The Arbitrator’s decision shall be based solely upon the evidence and arguments presented, and the Arbitrator shall decide only the issues submitted by the parties.  No stenographic transcription of the arbitration proceedings will be made unless otherwise mutually agreed in writing.  Either party, upon request at the close of the hearing, shall be given an opportunity to file a post-hearing brief.  The time for filing such a brief shall be set by the Arbitrator.  The Arbitrator shall render a written final and binding award and opinion within 30 days after the close of the arbitration in the form typically rendered in labor arbitrations.  The Company shall pay the costs of the arbitration, including any facility charges, arbitrator fees and court reporter fees.  Each party shall pay its own costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for fees and costs, the Arbitrator may award reasonable fees and costs to the prevailing party.  Any dispute as to the reasonableness of any fee or cost shall be resolved by the Arbitrator.  The decision of the Arbitrator shall be final and binding.  A reviewing court may only confirm, correct or vacate an award in accordance with the standards set forth in the California Arbitration Act, Cal. Civ. Proc. Code §§ 1284 et seq.

8.                                       Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section:

If to the Company, to:

Media Arts Group, Inc.

900 Lightpost Way

Morgan Hill, CA 95037

Attn: Chief Executive Officer

Facsimile: (408) 201-5082

If to Executive, to:  [INSERT ADDRESS]

9.                                       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.                                 Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof except as expressly provided and incorporated herein, and supersedes and replaces all prior negotiations, understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

11.                                 Successors and Assigns.  This Agreement is personal to Executive and shall not be assignable by Executive.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; the Company may assign this Agreement or any interest herein, by operation of law or otherwise, to (a) any successor to all or substantially all of its equity ownership interests, assets or business by dissolution, merger, consolidation, transfer of assets, or otherwise; or (b) with the consent of Executive, any direct or indirect subsidiary of the Company or of any successor referred to in (a) hereof.  Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

12.                                 Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of California without regard to principles of conflict of laws.

13.                                 Amendment and Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.  No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

14.                                 Modification.  This Agreement may not be extended, renewed, amended or modified other than by a written agreement executed by Executive and the Company, and approved by the Board of Directors of the Company.

15.                                 Construction.  Each party has cooperated in drafting and preparation of this Agreement.  Hence, the usual rule of construction, that ambiguities shall be construed against the drafter, shall have no force or effect in interpreting this Agreement.

16.                                 Confidential Information.  Executive agrees that all styles, designs, customer lists, files, reports, correspondence, records, financial data of any kind and all other confidential documents, regardless of form or medium, (i) developed by Executive, (ii) received by Executive from or on behalf of the Company, or (iii) to which Executive is given access, in the course of Executive’s services hereunder (the “Confidential Information”) shall remain the sole and exclusive property of the Company. “Confidential Information” shall not include any item or information that is known to the public or that becomes known publicly, after the date of this Agreement, through legitimate means. Executive shall keep the Confidential Information strictly confidential and shall not sell, trade, publish or otherwise disclose it to anyone in any manner whatsoever including, without limitation, by means of photocopy, reproduction or electronic media.  Executive agrees that he shall use the Confidential Information only for the purpose of providing his services under this Agreement.  In the event Executive is requested or required to disclose any Confidential Information pursuant to a subpoena in the course of a civil or criminal action, Executive shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order to prevent such disclosure (but in the absence of any order, Executive may comply with the subpoena).  Executive expressly agrees that, upon termination of his employment, Executive will return all Confidential Information to the Company.  The parties expressly agree that this provision shall continue after and survive the expiration or termination of this Agreement indefinitely.

17.                                 Nonsolicitation.  Executive agrees that, for a period of one (1) year following the Completion Date, he will not, without the prior written consent of the Board, directly or indirectly solicit, induce, or attempt to solicit or induce any “Company Person” (defined hereinafter) to terminate his/her employment or other relationship with the Company or any of its subsidiaries, affiliates, successors or assigns for the purpose of associating with any entity engaged in the business of the Company; or otherwise encourage any Company Person to terminate his/her employment or other relationship with the Company or any of its subsidiaries, affiliates, successors or assigns for any other purpose or no purpose.  As used herein, “Company Person” is defined as a person known to Executive to be a partner, principal, member, employee, officer, director of the Company, its parent and/or subsidiary corporations, or their affiliates, successors or assigns.  Executive further agrees that, for a period of one year following the Completion Date, he will not, without the prior written consent of the Board, directly or indirectly use any Company trade secret, Confidential Information, proprietary information, knowledge or data to solicit, induce, or attempt to solicit or induce any person, firms, corporations or entities which were the Company’s customers during the time of his employment with the Company to enter into business arrangements with him or any entity or person with whom he is employed or otherwise affiliated with respect to products or services competitive with those offered or proposed to be offered by the Company on the Completion Date.

18.                                 Nondisparagement.  Executive agrees that he will not, during and following his employment with the Company, directly or indirectly, in public or in private, defame, criticize, disparage or discredit Thomas Kinkade, the Company, any other artists represented by the Company, any artwork of Thomas Kinkade or other artists represented by the Company, any officers, directors or employees of the Company, or the Company’s products, business, finances or operations, or otherwise cause Thomas Kinkade, the Company, any other artists represented by the Company, or any of the Company’s officers, directors, or employees to appear in a negative light or false light.  In addition, Executive agrees that he will not, following his employment with the Company, publish, or assist in the publishing of, any book, article, review, notice, press release, advertisement or report concerning Thomas Kinkade, the Company, any other artists represented by the Company, any artwork of Thomas Kinkade or other artists represented by the Company, any officers, directors or employees of the Company, or the Company’s products, business, finances or operations; provided that he may provide positive comments in industry related interviews, seminars, presentation and similar forums.

19.                                 Executive Representations.  Executive represents and warrants that he is not under contract of any kind with any entity or business that would prohibit or restrict him from entering into this Agreement.  Executive further warrants, represents and agrees that he neither has nor will enter into any agreement or other obligation while this Agreement is in effect that might conflict or interfere with the operation of this Agreement or his obligations hereunder.

20.                                 Legal Representation.  The parties understand that this is a legally binding contract and acknowledge and agree that they have had a reasonable opportunity to consult with legal counsel of their choice prior to execution.

21.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same original instrument.

22.                                 Indemnification.  Executive agrees that he will indemnify the Company for the costs of defense and any liability that results from his improper conduct as an employee and/or officer including, but not limited to, all conduct outside the course and scope of employment.  The Company agrees that it will indemnify Executive, both during and after the Employment Period, for all actions taken in the course and scope of Executive’s duties under the Agreement, including as a director, to the fullest extent permitted under Delaware Corporation Law, including an undertaking to advance litigation expenses; provided, however, that if the Company’s Certificate of Incorporation and By-Laws impose a lower limit on indemnification, then such documents will control, except to the extent such limit is lower than that imposed under the Company’s current Certificate of Incorporation and By-Laws.  The Company agrees to maintain adequate Directors and Officers Liability Insurance naming Executive as insured, covering claims made with respect to occurrences during the Employment Period and having coverage and policy limits no less favorable to directors and officers than those in effect at the Start Date.

23.                                 Legal Fees.  Company will reimburse Executive for reasonable legal fees incurred by Executive in the negotiation and execution of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

MEDIA ARTS GROUP, INC.

Dated:	6/23/03	By:	/s/ A. D. Thomopoulos
Anthony D. Thomopoulos
Chairman of the Board

Dated:	June 23, 2003	By:	/s/ Eric H. Halvorson
Eric Halvorson